EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form S-3 Amendment No. 3 of our auditors’ report dated March 29, 2022, relating to the consolidated financial statements of Flexible Solutions International, Inc. as of December 31, 2021 and 2020 and for the years then ended which report was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

Smythe LLP
Chartered Professional Accountants

Vancouver, Canada
February 22, 2023